Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Central Virginia Bankshares, Inc.

        We consent to the incorporation by reference in this Registration Statement on Form S-8 of Central Virginia Bankshares, Inc., of our reported dated April 12, 2007, relating to the consolidated financial statements of Central Virginia Bankshares, Inc. and Subsidiary (the “Company”) as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and 2005, which report appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

May 18, 2007